UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________
FORM 8-K
_______________________________________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 28, 2014
 _______________________________________________
EZCORP, Inc.
(Exact name of registrant as specified in its charter)
 _______________________________________________________

Delaware	0-19424	74-2540145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1901 Capital Parkway, Austin, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
_______________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)
On July 28, 2014, The Board of Directors appointed the following persons to serve as directors until the next annual meeting of the Company's stockholders or, if earlier, until their respective resignation or removal:

•
Joseph L. Rotunda — Mr. Rotunda, age 67, served as the Company's President and Chief Executive Officer, and a member of the Board of Directors, from August 2000 to November 2010. Upon his retirement in November 2010, Mr. Rotunda served as a consultant to the Company from November 2010 to November 2013 and has since served as a consultant and adviser to various businesses.

In connection with Mr. Rotunda's retirement as President and Chief Executive Officer in November 2010, the Company entered into a five-year consulting agreement with Mr. Rotunda, which provided for an annual consulting fee of $500,000 plus a potential bonus of up to $500,000 per year. That agreement was terminated in November 2013. During the term of the agreement, the Company paid Mr. Rotunda the annual consulting fees, but no bonuses. In connection with the termination of the agreement, the Company paid Mr. Rotunda an additional $2.1 million to settle all amounts owing under the agreement. Pursuant to the terms of the retirement arrangements and the consulting agreement, the Company will continue to provide healthcare benefits to Mr. Rotunda through October 31, 2015.

•
Thomas C. Roberts — Mr. Roberts, age 72, previously served on the Company's Board of Directors from January 2005 to January 2014. He served as Chairman of the Audit Committee from January 2004 to November 2008, and as Lead Independent Director from November 2008 to September 2013. Since 1990, Mr. Roberts has been a private investor and is currently Chairman of the Board of Directors of Pensco, Inc., a financial services company, having previously served as a senior executive (including Chief Financial Officer) of Schlumberger, Ltd. (1970 to 1985) and director of Control Data Computer Systems and Services (1985 to 1989). Mr. Roberts will serve on the Audit Committee and will chair the committee on an interim basis.

In connection with Mr. Roberts' retirement from the Board of Directors in January 2014, the Company agreed to continue to pay Mr. Roberts' annual retainer fee through the end of fiscal 2014 (totaling $97,500) and to accelerate the vesting of 13,250 shares of the Class A Non-Voting Common Stock that remained unvested at the time of the retirement.

•
Peter Cumins — Mr. Cumins, age 63, is the Managing Director of Cash Converters International Limited, a public company headquartered in Perth, Western Australia, and traded on the Australian Stock Exchange (ASX: CCV). The Company owns approximately 33% of the outstanding capital stock of Cash Converters, owns and operates 35 stores in the United States and Canada under the "Cash Converters" brand under a license with Cash Converters, and has entered into a joint venture with Cash Converters to develop a network of franchised buy/sell stores in Mexico under the "Cash Converters" brand.

A copy of the Company's press release announcing these appointments is attached to this Report as Exhibit 99.2 and incorporated herein by reference.
As directors, Mr. Rotunda, Mr. Roberts, and Mr. Cumins will participate in the standard compensation plan for non-employee directors, which is described in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2013 (under "Part III - Item 11, Executive Compensation - Director Compensation"). Pursuant to that plan, non-employee directors receive an annual retainer fee ($80,000 for fiscal 2014, with additional amounts of $20,000 and $15,000 being paid to the chair of the Audit Committee and the chair of the Compensation Committee, respectively) and an annual grant of restricted stock (10,000 shares for fiscal 2014). The annual cash retainer fee is paid quarterly, and the annual restricted stock awards are generally made on or about October 1 of each year.
On or about August 1, 2014, Mr. Rotunda and Mr. Cumins will each receive $13,500 (representing the pro rata portion of the fiscal 2014 annual retainer fee) and Mr. Roberts will receive $16,500 (representing the pro rata portion of the annual retainer fee plus an additional pro rata amount for serving as Chairman of the Audit Committee). Neither Mr. Rotunda, Mr. Roberts nor Mr. Cumins will receive a grant of restricted stock upon appointment, but each will be eligible for a full-year award at the next annual grant in October 2014.

Item 9.01 — Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated July 28, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.

Date: July 30, 2014	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release, dated July 28, 2014, announcing the appointment of new members to the Board of Directors.

4